As of August 12, 2015 [Final Version]

James Denny, III
216 Putnam Street, Apt. 400
Marietta, OH 45750

Re:    Your Separation from Employment

Dear Jim:

This letter agreement (this “Agreement”) is intended to confirm the details of your separation, as an employee and in any other capacity, from Magnum Hunter Resources Corporation and all of its subsidiaries, affiliates and related entities (referred to collectively as the “Company” or “we”), to secure your agreement regarding your pay and other benefits, and to obtain your waiver of any claims against the Company. In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:

1.Separation from Employment: Your last day of employment with the Company, August 12, 2015, will be referred to as the “Separation Date.” You and the Company acknowledge that your employment hereby ends at the close of business on the Separation Date and that you are eligible to receive certain benefits as further set forth in this Agreement. You also hereby cease to serve in any representative capacity of the Company, effective as of the close of business on the Separation Date. You agree that you will not hereafter apply for re-employment by the Company.

2.Return of Company Property: You agree that you will immediately return to the Company all Company property in your possession or under your control (wherever located) (including property provided to you by, paid for your benefit by or the payment for which was reimbursed to you by, the Company), including, without limitation, any and all (i) vehicles, (ii) reports, files, memoranda and records, (iii) computer hardware and software, (iv) credit cards, (v) mobile phone, laptop computer, flash drive or thumb drive, (vi) door and file keys, and any badge, magnetic card or fob, issued for purposes of identification with respect to or entry into Company property (including any and all door keys, magnetic cards or fobs for purposes of identification with respect to or entry into all places of the personal residence(s) provided to you by, paid for your benefit by or the payment for which was reimbursed to you by, the Company), (vii) computer access codes and disks and instructional manuals and (viii) other Company property located at the personal residence(s) referred to above, and that you will not retain any copies, duplicates, reproductions or excerpts thereof. You acknowledge that you have not intentionally and improperly removed, deleted, changed or otherwise altered any Company data or information on or in respect of any Company hardware, software or computers, and will not do so.

Notwithstanding the first sentence of this Paragraph 2, the Company will allow you and your spouse to remain in your Company-provided personal residence in Marietta, Ohio and to retain the use of (i) the Company-provided vehicle you are currently using for Company business at that location (but in no event more than one Company vehicle) and (ii) any Company property at such personal residence that has been used by you at such personal residence in the ordinary course of your day-to-day personal living arrangements, in each case until no later than the close of business on September 30, 2015, so as to allow you and your spouse time to vacate such personal residence by no later than the close of business on such date; provided that, and you hereby agree that, (i) you and your spouse shall vacate such personal residence by no later than the close of business on that date, and at the time you vacate such personal residence, you shall return such vehicle and such Company property to the Company; (ii) a representative of the Company shall be allowed access to such personal residence upon reasonable prior notice and at reasonable times to assist in the identification of, and removal to a location designated by the Company of, all Company property (as described above) located at such personal residence; (iii) the use of such personal residence, vehicle and Company property shall be limited during such time to reasonable and ordinary purposes (consistent with your prior use thereof) in connection with your and your spouse’s (but no other persons’) continued use of such personal residence and vehicle while you are preparing to vacate such personal residence; (iv) you shall be responsible for all fuel and maintenance charges with respect to such vehicle; and (v) prior to you vacating such personal residence or returning such vehicle and Company property to the Company, you shall be responsible for any and all damages to such personal residence, vehicle or

Company property (but excluding ordinary wear and tear), and any other Company or third-party property, and any and all personal injuries or deaths, at or about such personal residence or in connection with the use of such vehicle, in each case caused by you or your family members, visitors or invitees.
3.Separation Benefits: Provided you (i) sign this Agreement and do not revoke your signature as set forth below in Paragraphs 6 and 7 hereof and (ii) comply with all the terms of this Agreement, the Company will provide you with the payments and other benefits described below. Income will be imputed to you in connection with these payments and benefits as required by applicable law, and the Company will withhold any amounts required by applicable law. You will be responsible for any taxes related to your receipt of this income. You acknowledge that the Company is not advising you with respect to the tax consequences to you of entering into this Agreement or any other tax issues. You also acknowledge that the provision of the pay and other benefits specified below completely satisfies any obligations that the Company has or may have to you, except (i) to the extent otherwise required by law or (ii) as otherwise expressly provided in this Agreement. All payments to you hereunder shall be deemed made when personally delivered to you or sent to you by regular U.S. mail at your address set forth in Paragraph 16 hereof

(a)
Following the Separation Date, you will be paid (i) in accordance with applicable law, your accrued and unpaid salary through the Separation Date, and (ii) in accordance with Company policy, the amount of $20,468.75 for all your accrued but unused PTO days through the Separation Date. You will be reimbursed in accordance with Company policy for any substantiated but previously unreimbursed Company business expenses, provided you furnish the Company with proper evidence of and a reimbursement request for such business expenses within five business days from the Separation Date. Payments under various employee plans, programs, and other arrangements are addressed elsewhere in this Agreement.

(b)
Following the Effective Date (as defined below), you will be paid, in four separate equal installments, a special separation payment equal to a total of One Hundred and Eight Thousand Three Hundred and Thirty-Six Dollars and No Cents ($108,336.00), payable as follows: (i) the first installment of $27,084.00 will be paid within three business days of the 30th day following the Effective Date; (ii) the second installment of $27,084.00 will be paid within three business days of the 60th day following the Effective Date; (iii) the third installment of $27,084.00 will be paid within three business days of the 90th day following the Effective Date; and (iv) the fourth installment of $27,084.00 will be paid within three business days of the 120th day following the Effective Date.

(c)
Information regarding your health and welfare benefit coverage will be provided by TaxSaver Plan. If you elect COBRA continuation coverage for medical benefits, the Company will reimburse you for the cost of this coverage for you and your spouse through December 31, 2015. The Company will reimburse you promptly after you submit sufficient evidence to the Company of the continuation coverage costs you incur. Your reimbursement payments will be subject to applicable withholding and you will be responsible for any taxes related to your receipt of this income.

(d)
Under the Magnum Hunter Resources Corporation Stock Incentive Plan, your unvested awards are forfeited as of your Separation Date. Your previously vested and currently outstanding stock options under the Stock Incentive Plan (if any) will remain exercisable for three months from your Separation Date, subject to the terms of the Stock Incentive Plan (including earlier termination of such options as set forth in such plan or your stock option agreement).

(e)
Pursuant to the terms of the Magnum Hunter Resources Corporation 401(k) Employee Stock Ownership Plan and in compliance with federal law, your eligibility for contributions under the plan will end on the Separation Date. You will be eligible for a distribution from the plan subject to and in accordance with its terms.

You hereby authorize the Company, to the extent such authorization herein is valid under and permitted by applicable law, to deduct from the amounts set forth in this Paragraph 3 (other than, for the avoidance of doubt, your benefits under the Magnum Hunter Resources Corporation 401(k) Employee Stock Ownership Plan) amounts, if any, owed by you to the Company for personal expenditures charged to the Company or other amounts that you have agreed to pay to or are contractually obligated to pay the Company.
4.Cooperation:

(a) You agree that, for the nine (9)-month period from and after the Separation Date, and upon reasonable prior notice and (except as otherwise provided in the Indemnification Agreement (as defined below) to the extent then in effect) without additional compensation, you will make yourself available to the Company at all reasonable times regarding any present or future inquiry associated with any internal investigation or any present or future pending or threatened administrative, regulatory, or judicial proceeding or claim, in each case by or against the Company or in connection with the business of the Company. You understand and agree that your cooperation may include, but is not limited to, making yourself available for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, meeting with the Company and/or its attorneys, and providing the Company with pertinent information and/or relevant documents which are in, or may come into, your possession. You further agree that, during the period referred to in the first sentence of this Paragraph 4(a), any communications to or by you, whether written, verbal or electronic, with any third party or its representatives, regarding any present or future dispute or litigation or other proceeding or investigation in which the Company and such third party are involved, will require you to give written notice to the Company and may not take place outside of the attendance and/or participation by a Company representative, unless such notice or attendance or participation is prohibited by law or court order.
(b) You also agree, acting in the capacity of a consultant, to provide the Company, upon its request from time to time and without additional compensation, during the period beginning on the Separation Date and ending at the close of business on the 120th day following the Effective Date, with any and all cooperation and assistance as deemed reasonably necessary, appropriate or required by the Company with respect to the transition of your duties, responsibilities and activities while an officer and employee of the Company to others in the Company’s organization, all (including the location and means of such cooperation and assistance) as reasonably determined or directed by the Company. Such cooperation and assistance shall include, without limitation, making yourself available upon reasonable notice for meetings or telephone conferences and providing the Company with pertinent information relevant to your duties, responsibilities and activities while employed by the Company. Notwithstanding anything in this Paragraph 4(b) to the contrary, in no event shall you be required to devote more than twelve (12) hours per calendar week to the performance of your obligations under this Paragraph 4(b), except as may be mutually agreed to in writing by you and Magnum Hunter Resources Corporation.
(c) During the performance of your services under this Paragraph 4, you will not be considered an employee of the Company within the meaning or application of any federal, state or local laws or regulations, including, but not limited to, laws or regulations covering unemployment insurance, retirement benefits, workers’ compensation insurance, industrial accident, labor or taxes of any kind. Furthermore, you will have no authority to bind the Company, and will not be eligible to participate in any benefit plans, programs or arrangements offered, or which may in the future be provided, by the Company to its employees.
5.Waiver and Release: In exchange for the special separation benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby irrevocably WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, demands, actions, causes of action, liabilities, obligations, controversies, charges, damages, costs and expenses (including attorneys’ fees and costs), of every kind and character (whether or not you now know them to exist), which you ever had, now have or may have against the Company and/or related persons for any reason or any matter, cause or thing whatsoever, through the Separation Date, including, but not limited to, claims arising out of or related to your employment with the Company (including, to the extent permitted by law, claims for any bonuses or other compensation) or the termination of your employment or any agreement of any nature between you and the Company or any related person. This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990 as amended, 42 U.S.C. § 1981; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974;

the Civil Rights Act of 1991; the Equal Pay Act; the Older Worker Benefit Protection Act; and any claim under any other federal, state or local constitution, statute, rule, regulation or ordinance relating to your employment, the termination of your employment, or for breach of contract, wrongful discharge, tort or other civil wrong, including, without limitation, those under the laws of the State of Ohio, including the Ohio Civil Rights Act. To the fullest extent permitted by law, you PROMISE NOT TO SUE or bring any lawsuit related to the claims you are waiving by this Agreement against the Company and/or related persons in the future, individually or as a member of a class, except to seek a determination of the validity of the waiver of your rights under the ADEA. You will immediately withdraw with prejudice any such lawsuit that you have initiated before the Effective Date of this Agreement. You acknowledge that although this provision prohibits you from filing or maintaining a lawsuit concerning claims covered by this Agreement, it does not prohibit you from lodging a charge or complaint with any governmental agency or participating in a governmental agency investigation. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf. You specifically release all claims under the ADEA relating to your employment and its termination.

(a)
If you violate this Agreement by bringing or maintaining a lawsuit contrary to this Paragraph 5, you will pay all costs and expenses of the Company and/or related persons in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorneys’ fees and costs, and will be required to give back, at the Company’s sole discretion, the value of anything paid by the Company in exchange for this Agreement. The remedies set forth in this subparagraph will not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. If you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs will be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Any such action permitted to the Company by this subparagraph, however, will not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in this Paragraph 5.

(b)
As referred to in this Agreement, “the Company and/or related persons” includes the Company, its parents, subsidiaries, affiliates and divisions, any employee benefit plan or trust sponsored by the Company, its parents, subsidiaries, affiliates and divisions, any fiduciaries or administrative personnel involved with those employee benefit plans, any entity in which the Company owns an equity interest, the respective successors and assigns of all the aforementioned individuals and entities, and all of their past, present and future directors, officers, managers, representatives, shareholders, agents, insurers and employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(c)	This Agreement and your release and promise not to sue are binding on you, your heirs, legal representatives and assigns.

(d)
Notwithstanding the foregoing, you do not waive (i) any rights to vested benefits under the Magnum Hunter Resources Corporation 401(k) Employee Stock Ownership Plan, (ii) any rights to your previously vested and currently outstanding awards under the Magnum Hunter Resources Corporation Stock Incentive Plan, (iii) any rights you may have under applicable workers’ compensation laws or unemployment compensation laws, (iv) any vested rights you may have to collect health and welfare benefits payments from insurers under and in accordance with the health and welfare benefits plans of the Company or (v) your rights under the Indemnification Agreement between you and Magnum Hunter Resources Corporation dated May 31, 2013 (the “Indemnification Agreement”).

6.Employee Review: You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing and delivering this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for 21 days the terms and provisions of this Agreement. We will keep the offer open for that period of time. You are advised to consult with an attorney before you sign this Agreement. You may execute this Agreement prior to the conclusion of the 21-day period, and if you elect to do so, you acknowledge that you have done so voluntarily. If we do not receive this Agreement executed within the 21-day period, this offer will be deemed withdrawn and this Agreement will be void.

7.Revocation Period and Effective Date: You have the right to revoke this Agreement within seven (7) days after you sign it. Your notice of revocation must be in writing and delivered pursuant to Paragraph 16. This Agreement will not be effective or enforceable against the Company until fifteen (15) days after it has received your signed copy of this Agreement. That will be the “Effective Date” of this Agreement. If you timely revoke this Agreement, it will not become effective, and you will not receive the special severance or other benefits hereunder.

8.Confidentiality; Non-disparagement: You agree to keep the terms of this Agreement confidential. You agree not at any time to talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement to anyone other than your legal, tax or other financial advisors or immediate family members, except in response to a subpoena, court directive or otherwise as required by law. Any such disclosure to any of the preceding will also include a disclosure of this confidentiality provision and the securing of their agreement to be bound by it. From and after the date of this Agreement, including specifically from and after your Separation Date, you will not, directly or indirectly, disparage, denigrate or defame the Company and/or related persons, or any of their respective businesses, operations, assets, business products or services, or directly or indirectly encourage others to do so; provided that the foregoing shall not (i) prohibit you from testifying truthfully as may be required in any legal proceeding or arbitration or (ii) restrict you in connection with a breach by the Company of this Agreement.

9.Entire Agreement: Unless otherwise stated herein, and except for the Indemnification Agreement, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement, including the prior letter agreement dated as of August 12, 2015 (but not designated as “Final Version”) addressed to you and signed on behalf of Magnum Hunter Resources Corporation but not signed by you.

10.No Solicitation: You agree that, for the period beginning on the date hereof and ending one year following the Separation Date, you will not, directly or indirectly, solicit any employee or independent contractor of the Company and/or any related person to leave his, her or its employment or service with the Company, or solicit any other person or entity who has a business relationship with the Company to terminate such business relationship, nor will you otherwise participate in or assist any such solicitation by any other person or entity.

11.Company Confidential and Proprietary Information: You agree that you will not at any time from and after the date of this Agreement, including specifically from and after the Separation Date, except as required by law, rule or regulation, disclose to anyone any confidential and proprietary information of the Company or any related person or utilize such confidential and proprietary information for your own benefit or for the benefit of third parties. The term “confidential and proprietary information” as used in this Agreement means (a) confidential and proprietary information of the Company and/or any related person, including without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, information relating to customers, pricing, costs, legal affairs, business plans, technology services, financial matters and any other information of economic value to the Company and/or a related person, which is not in the public domain). The foregoing provisions of this Paragraph 11 shall not be construed to restrict or prohibit disclosure of Company employee information which the Company may not, by applicable law, rule or regulation, restrict or prohibit disclosure of.

12.Attorney-Client Privilege: Nothing in this Agreement may be construed as a waiver of attorney-client privilege by the Company.

13.No Other Assurances: You acknowledge that in deciding to sign this Agreement you have not relied on any promises or commitments, whether spoken or in writing, made to you by any Company representative, except for those expressly stated in this Agreement. Except for the Indemnification Agreement, this Agreement constitutes the entire understanding and agreement between you and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described herein.

14.Binding Effect: This Agreement will be binding on you and your heirs, administrators, representatives, executors, successors and permitted assigns, and will inure to the benefit of you and your heirs, administrators, representatives, executors, successors and permitted assigns. You may not assign or otherwise transfer your rights or obligations under this Agreement, without the prior written consent of Magnum Hunter Resources Corporation, and except, with respect to your rights and benefits hereunder, by will or the laws of descent and distribution.

15.Governing Law and Jurisdiction; Waiver of Jury Trial: This Agreement will be governed by and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement must be brought and prosecuted only in Dallas, Texas. The parties agree to waive any right they may have to a jury trial in any action arising out of or relating to this Agreement.

16.Notices: Any notice required under this Agreement must be provided in writing and delivered via one of the following methods: (a) delivered personally; (b) sent by registered or certified U.S. mail, postage prepaid, return receipt requested; or (c) sent prepaid, by a nationally recognized overnight courier that provides delivery confirmation. Notice from you to the Company should be addressed to the attention of the Company’s General Counsel at 909 Lake Carolyn Parkway, Suite 600, Irving, Texas 75039. Notice from the Company to you will be provided personally to you or sent to your mailing address at 1245 Ash Road, Marietta, Ohio 45750. Each party must notify the other of any change in address. Notice will be deemed to be given on the date of personal delivery or the delivery date specified on a return receipt or other delivery confirmation.

17.Modification in Writing: This Agreement cannot be changed or modified except by written agreement signed by both you and an authorized representative of Magnum Hunter Resources Corporation.

18.No Admission of Liability: This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company and/or any related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce its terms.

19.Miscellaneous: If any single clause of this Agreement should be found unenforceable, it will be severed and the remaining sections and clauses will be enforced in accordance with the intent of this Agreement. However, if the Waiver and Release provided by you in Paragraph 5 hereof is found invalid, then, at the Company’s sole discretion, this Agreement will be of no force and effect. The parties agree that one or more waivers or breaches of any covenant, term or provision of this Agreement by any party will not be construed as a waiver of a subsequent breach of the same covenant, term or provision, or as a waiver or breach of any other covenant, term or provision. In the event of a breach or threatened breach by you of all or any part of this Agreement, you agree that the Company shall be entitled to injunctive relief and all other remedies available at law or in equity to remedy any such breach or threatened breach. You acknowledge that damages alone would be inadequate or insufficient as a remedy for any such breach or threatened breach.

20.Counterparts: This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Photographic and fax copies of signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

By this agreement you give up certain legal rights. You have the right to and should consult with an attorney before you sign it.
***************

I have read this AGREEMENT AND GENERAL RELEASE and I understand all of its terms. I enter into and sign this AGREEMENT AND GENERAL RELEASE knowingly and voluntarily, with full knowledge of what it means.

MAGNUM HUNTER RESOURCES CORPORATION

By: /s/ Gary C. Evans, CEO
___________________________________
Authorized Officer

Employee

/s/ James W. Denny III
___________________________________

James W. Denny III
Name: _____________________________

8/31/15
Date: _______________________________